PRESS RELEASE
Clorox Reports Q1 Fiscal Year 2023 Results, Confirms Outlook
OAKLAND, California, Nov. 1, 2022 — The Clorox Company (NYSE: CLX) today reported results for the first quarter of fiscal year 2023, which ended Sept. 30, 2022.
First-Quarter Fiscal Year 2023 Summary
Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2022 unless otherwise stated.
•Net sales decreased 4% to $1.74 billion compared to a 6% net sales decrease in the year-ago quarter. The net sales decrease was driven largely by lower volume, partially offset by favorable price mix. Organic sales1 were down 2%. The three-year average growth rate for net sales was up 5%.
•Gross margin decreased 110 basis points to 36% from 37.1% in the year-ago quarter, due to higher manufacturing and logistics costs, higher commodity costs, and lower volume, partially offset by the benefits of pricing and cost savings initiatives.
•Diluted net earnings per share (diluted EPS) decreased 40% to 68 cents from $1.14 in the year-ago quarter. This includes 13 cents related to investments in the company’s long-term strategic digital capabilities and productivity enhancements as well as 12 cents related to implementation of its streamlined operating model.
•Adjusted EPS1 decreased 23% to 93 cents from $1.21 in the year-ago quarter, due mainly to lower gross margin, lower volume, and higher selling and administrative expenses, partially offset by the benefits of pricing.
•Year-to-date net cash provided by operations was $178 million compared to $41 million in the year-ago period, representing a 334% increase.
“We delivered better-than-expected results this quarter in a challenging operating environment, which reflects the strength of our brands and strong execution,” said CEO Linda Rendle. “Looking ahead, we expect to face ongoing macro headwinds and will adapt with agility. Given these factors, we are maintaining our outlook for the year. We will continue to focus on rebuilding margin, investing in consumer-inspired innovation and driving our transformation forward to build a stronger, more resilient company.”
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

1Organic sales growth/(decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business and ESG achievements:
•Continued to execute cost-justified pricing actions across the vast majority of the portfolio.
•Achieved total distribution point share growth for an eighth consecutive quarter.
•Delivered highest value for cost-savings initiatives in three years.
•Grew all-outlet share in the company's four largest businesses.
•Opened a new cat litter manufacturing facility in Martinsburg, West Virginia, in October, with production starting in January 2023 and shipments in February 2023.
•Launched Clorox EcoClean innovation platform, a new line of eco-conscious disinfectants and cleaners made with ingredients certified by the U.S. Environmental Protection Agency's Design for the Environment and Safer Choice programs in packaging with at least 25% post-consumer recycled plastic.
•Launched a data hub giving stakeholders enhanced visibility into ESG performance, including publication of a new climate action plan, to further advance the company's reporting processes and data governance efforts.

Key Segment Results
The following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal year 2022, unless otherwise stated.
Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)
•Net sales decreased 4%, with 17 points of favorable price mix more than offset by 21 points of lower volume.
◦Cleaning sales decreased, primarily as a result of ongoing normalization of consumer demand, which was partially offset by a stronger-than-anticipated consumer response to a successful back-to-school merchandising program.
◦Professional Products sales were flat, as favorable price mix was offset by a volume decrease due to the normalization of demand from the COVID-19 delta variant in the year-ago quarter.
◦VMS sales decreased, primarily due to a reduction in inventory levels at select retailers as well as the business's ongoing shift away from noncore brands.
•Segment pretax earnings increased 10%, primarily behind favorable price mix and lower advertising spending, which were partially offset by lower volume, costs associated with the voluntary recall of certain Pine-Sol scented products and higher commodity costs.

Household (Bags and Wraps; Grilling; Cat Litter)
•Net sales decreased 4%, with 10 points of benefit from favorable price mix more than offset by 14 points of lower volume.
◦Bags and Wraps sales were down as a result of supply chain disruptions, partially offset by ongoing momentum behind innovation such as Glad ForceFlex Plus Trash Bags with Cherry Blossom scent.
◦Grilling sales decreased due to ongoing normalization of consumer demand after the business saw a surge during the peak of the pandemic. Sales this quarter also were impacted by retailer inventory adjustments.
◦Cat Litter sales increased, driven mainly by strong category growth and the Fresh Step Outstretch innovation.
•Segment pretax earnings decreased 39%, primarily due to higher manufacturing and logistics costs and higher commodity costs, which were partially offset by the net impact of pricing.
Lifestyle (Food, Natural Personal Care, Water Filtration)

•Net sales decreased 3%, with 7 points of favorable price mix more than offset by 10 points of lower volume.
◦Food sales were up, benefiting from continued strong consumption supported by merchandising activities to expand consumer usage of bottled Hidden Valley Ranch to new occasions.
◦Natural Personal Care sales decreased due to lower shipments caused by supply chain disruptions.
◦Water Filtration sales were down as the business lapped strong shipments in the year-ago quarter after recording strong double-digit sales growth over the last two years.
•Segment pretax earnings decreased 35%, mainly due to higher commodity costs, higher manufacturing and logistics costs, and supply chain disruptions in Natural Personal Care.
International (Sales Outside the U.S.)
•Net sales decreased 1%, with 4 points of lower volume and 9 points of unfavorable foreign exchange rates partially offset by 12 points of favorable price mix. Organic sales growth was 8%. The ongoing normalization of cleaning globally also contributed to lower sales.
•Segment pretax earnings decreased 23% behind unfavorable foreign exchange rates, higher manufacturing and logistics costs, and higher commodity costs, which were partially offset by the net impact of pricing.

Fiscal Year 2023 Outlook
The company is confirming its fiscal year 2023 outlook with the following elements:
•Net sales from a 4% decrease to a 2% increase compared to the prior year (organic sales from a 3% decrease to a 3% increase).
•Foreign exchange headwinds now represent about a 2-point reduction in sales from 1.5 points assumed in the prior outlook.
•Gross margin increase of about 200 basis points, primarily due to the combined benefit of pricing, cost savings and supply chain optimization, offset by continued cost inflation.
•Selling and administrative expenses between 15% and 16% of net sales, including about 1.5 points of impact from the company's strategic investments in digital capabilities and productivity enhancements.
•Advertising and sales promotion spending of about 10% of net sales, reflecting the company's ongoing commitment to invest in its brands.

•Effective tax rate of about 24%, with year-over-year increase primarily reflecting lower excess tax benefits from equity compensation.
•Diluted EPS between $3.10 and $3.47, or a 17% to 7% decrease, respectively.
•Adjusted EPS between $3.85 and $4.22, or a 6% decrease to a 3% increase, respectively. It reflects continued normalization of demand in parts of the portfolio that saw the most significant surge over the last two years and progress rebuilding gross margin. It also reflects the company's long-standing commitment to continue investing in its brands as well as a return to more normalized levels of incentive compensation and a higher effective tax rate. To provide greater visibility into the underlying operating performance of the business, adjusted EPS outlook excludes the long-term strategic investment in digital capabilities and productivity enhancements, estimated to be about 55 cents, and an estimated 20-cent charge related to the previously announced streamlined operating model.
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its first-quarter fiscal year 2023 results.

At 5 p.m. ET today, the company will host a live Q&A audio webcast with CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.

Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin driver information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share

Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

About The Clorox Company

The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Rainbow Light®, can be found in about nine of 10 U.S. homes and internationally with brands such as Ajudin®, Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting, with commitments in three areas: Healthy Lives, Clean World and Thriving Communities. Visit thecloroxcompany.com to learn more.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on our business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; the ongoing COVID-19 pandemic and related impacts, including on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for and sales of the company’s products; and on worldwide, regional and local adverse economic conditions; intense competition in the company’s markets; unfavorable general economic and political conditions beyond our control, including recent supply chain disruptions, labor shortages, wage pressures, rising inflation, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including the conflict in Ukraine; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its business strategies, including achieving anticipated results and cost savings from the implementation of the streamlined operating model; dependence on key customers and risks related to customer consolidation and ordering patterns; the company’s ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as wage inflation and sustained labor shortages; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; continued high levels of inflation in Argentina; potential disruption from wars and military conflicts, including the conflict in Ukraine; impact of the United Kingdom’s exit from the European Union;

potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate change and sustainability on our sales, operating costs or reputation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; risks relating to acquisitions, new ventures and divestitures, and associated costs; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the performance of strategic alliances and other business relationships; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth/(decrease) and adjusted EPS for the first quarter of fiscal year 2023, as well as organic sales growth/(decrease) and adjusted EPS outlook for fiscal year 2023.

•Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.

•Organic sales growth/(decrease) outlook for fiscal year 2023 excludes the impact of foreign currency exchange rate changes, which the company currently expects to reduce GAAP net sales growth/(decrease) by about 2 percentage points.

•Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

•Adjusted EPS is supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:

Digital Capabilities and Productivity Enhancements Investment

As announced in August 2021, the company plans to invest approximately $500 million over a five-year period in transformative technologies and processes. This investment, which began in the first quarter of fiscal year 2022, includes replacement of the company’s enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. Together it is expected that these implementations will generate efficiencies and transform the company’s operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.

Of the total $500 million investment, approximately 55% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS over the course of the next five years. About 70% of these incremental operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.

Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company’s underlying operating performance, the company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

Streamlined Operating Model

As announced in August 2022, Clorox began to implement a streamlined operating model in the first quarter of fiscal year 2023. This quarter, the company began recognizing costs related to implementation of this model to meet its objectives of driving growth and productivity. The streamlined operating model is expected to enhance the company’s ability to respond more quickly to changing consumer behaviors and innovate faster. Related costs are primarily expected to include employee-related costs to reduce certain staffing levels, such as severance payments, as well as for consulting and other costs. The company anticipates that the implementation of this new model will be completed in fiscal year 2024, with different phases occurring throughout the implementation period. As a result, the company expects to incur costs of approximately $75 million to $100 million over fiscal years 2023 and 2024, with approximately $35 million, or about 20 cents, to be recognized in fiscal year 2023, primarily within other income and expense. Due to the nonrecurring and unusual nature of these costs, the company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company’s operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three Months Ended September 30, 2022
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(4)%	(4)%	(3)%	(1)%	(4)%
Add: Foreign Exchange	—	—	—	9	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(4)%	(4)%	(3)%	8%	(2)%

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)

	Diluted Earnings Per Share
	Three Months Ended September 30
	2022	2021	% Change

As reported (GAAP)	$0.68	$1.14	(40)%
Streamlined operating model (1)	0.12	—
Digital capabilities and productivity enhancements investment (2)	0.13	0.07
As adjusted (Non-GAAP)	$0.93	$1.21	(23)%

(1) During the three months ended September 30, 2022, the company incurred approximately $19 ($14 after tax) of restructuring and related implementation costs, net related to implementation of the streamlined operating model.

(2) During the three months ended September 30, 2022 and 2021, the company incurred approximately $20 ($15 after tax) and $12 ($9 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three Months Ended September 30
	2022	2021
External consulting fees (a)	$16	$9
IT project personnel costs (b)	1	3
Other (c)	3	—
Total	$20	$12

(a) Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b) Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c) Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

	Full Year 2023 Outlook (Estimated Range)
	Diluted Earnings Per Share
	Low	High
As estimated (GAAP)	$3.10	$3.47
Streamlined operating model (3)	0.20	0.20
Digital capabilities and productivity enhancements investment (4)	0.55	0.55
As adjusted (Non-GAAP)	$3.85	$4.22

(3) In FY23, the company expects to incur approximately $25-$45 ($19-$34 after tax) of restructuring and related implementation costs, net related to implementation of the streamlined operating model.
(4) In FY23, the company expects to incur approximately $75-$105 ($57-$80 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

Clorox Media Contact:
corporate.communications@clorox.com

Clorox Investor Relations Contact:
investorrelations@clorox.com

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three Months Ended
	09/30/2022	09/30/2021
Net sales	$1,740	$1,806
Cost of products sold	1,114	1,136
Gross profit	626	670
Selling and administrative expenses	261	236
Advertising costs	161	182
Research and development costs	32	33
Interest expense	22	25
Other (income) expense, net	34	9
Earnings before income taxes	116	185
Income taxes	29	42
Net earnings	87	143
Less: Net earnings attributable to noncontrolling interests	2	1
Net earnings attributable to Clorox	$85	$142

Net earnings per share attributable to Clorox
Basic net earnings per share	$0.69	$1.15
Diluted net earnings per share	$0.68	$1.14

Weighted average shares outstanding (in thousands)
Basic	123,339	122,980
Diluted	123,914	124,042

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	9/30/2022	9/30/2021	% Change(1)	9/30/2022	9/30/2021	% Change(1)
Health and Wellness	$712	$745	(4)%	$115	$105	10%
Household	423	442	(4)%	22	36	(39)%
Lifestyle	320	331	(3)%	60	93	(35)%
International	285	288	(1)%	23	30	(23)%
Corporate	—	—	—	(104)	(79)	32%
Total	$1,740	$1,806	(4)%	$116	$185	(37)%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions
	9/30/2022	6/30/2022	9/30/2021
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$278	$183	$210
Receivables, net	612	681	654
Inventories, net	755	755	785
Prepaid expenses and other current assets	118	106	171
Total current assets	1,763	1,725	1,820
Property, plant and equipment, net	1,322	1,334	1,301
Operating lease right-of-use assets	336	342	310
Goodwill	1,546	1,558	1,566
Trademarks, net	685	687	691
Other intangible assets, net	190	197	218
Other assets	311	315	368
Total assets	$6,153	$6,158	$6,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$348	$237	$86
Current maturities of long-term debt	—	—	899
Current operating lease liabilities	78	78	72
Accounts payable and accrued liabilities	1,584	1,469	1,582
Total current liabilities	2,010	1,784	2,639
Long-term debt	2,475	2,474	1,885
Long-term operating lease liabilities	308	314	288
Other liabilities	805	791	846
Deferred income taxes	59	66	69
Total liabilities	5,657	5,429	5,727

Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,193	1,202	1,166
Retained earnings	832	1,048	1,027
Treasury stock	(1,315)	(1,346)	(1,389)
Accumulated other comprehensive net (loss) income	(515)	(479)	(567)
Total Clorox stockholders’ equity	326	556	368
Noncontrolling interests	170	173	179
Total stockholders’ equity	496	729	547
Total liabilities and stockholders’ equity	$6,153	$6,158	$6,274